This report is signed on behalf of the registrant (or deposit or Trustee) in the City of Horsham and State of Pennsylvania on the 1st day of March, 2011.

Penn Series Funds , Inc.






By:	 	/s/ Robert J. DellaCroce
		-----------------------
		Robert J. DellaCroce
	 	Treasurer
	 	Penn Series Funds, Inc.




Witness:	/s/ John Heiple
		----------------------
		John Heiple